ARTICLES OF AMENDMENT AND RESTATEMENT
OF
FIRST INDUSTRIAL REALTY TRUST, INC.

(CONFORMED COPY)

THIS IS TO CERTIFY THAT:
FIRST: First Industrial Realty Trust, Inc., with its principal office in the State of Maryland and its resident agent as set forth below in ARTICLES IV and V, respectively, of these Articles of Amendment and Restatement, hereby certifies that the Articles of Incorporation of the Corporation, filed with the Secretary of State on August 10, 1993, and as amended on April 18, 1994, are hereby amended and restated as set forth in these Articles of Amendment and Restatement.
SECOND: The following provisions are all of the provisions of the charter currently in effect as hereinafter amended:
ARTICLE I
INCORPORATION, AMENDMENT AND RESTATEMENT
Roger S. Chari, whose post office address is c/o Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005, being at least eighteen (18) years of age, does hereby form a corporation (the "Corporation") under the general laws of the State of Maryland.
ARTICLE II
NAME
The name of the corporation is:
"First Industrial Realty Trust, Inc."
ARTICLE III
PURPOSES
3.1    General Purposes. The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland or elsewhere, are to engage in any lawful act or activity for which corporations may be formed under the Maryland General Corporation law, as amended from time to time.
3.2    REIT Qualification. Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code"), the purpose of the Corporation shall include engaging in the business of a real estate investment trust ("REIT"). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

ARTICLE IV
PRINCIPAL OFFICE ADDRESS
The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

ARTICLE V
RESIDENT AGENT
The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202. Said Resident Agent is a Maryland corporation.

ARTICLE VI
BOARD OF DIRECTORS
6.1    Composition. The Corporation shall have a Board of Directors consisting of six (6) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law nor more than twelve (12).

6.2    Term; Removal. At each annual meeting of stockholders of the Corporation, Directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Vacancies occurring by resignation, enlargement of the Board of Directors or otherwise shall be filled as specified in the Bylaws. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then issued and outstanding capital stock entitled to vote generally at an election of Directors of the Corporation.

ARTICLE VII
AUTHORIZED CAPITAL STOCK; RIGHTS AND
PREFERENCES; ISSUANCE OF STOCK
7.1    Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the “Stock”) is two hundred twenty-five million (225,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”); (ii) one hundred fifty million (150,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and (iii) sixty-five million (65,000,000) shares of excess stock, par value $.01 per share (“Excess Stock”). The aggregate par value of all the shares of all classes of Stock is $2,250,000.

7.2    Preferred Stock. The Board of Directors may issue the Preferred Stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

7.3    Common Stock.
7.3.1    Dividend Rights. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

7.3.2    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with such other holder of shares of Common Stock or Excess Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding.

7.3.3    Voting Rights. Subject to the provisions of Section 9 hereof regarding Excess Stock, the holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of shares of Common Stock for a vote, at all meetings of the stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.

7.4    Excess Stock. Shares of Excess Stock shall be a separate class of issued and outstanding stock of the Corporation. The voting, distribution, redemption and certain other rights, qualifications and limitations of shares of Excess Stock are set forth in Sections 9.14 through 9.19 hereof.

7.5    Classification of Stock. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan.

7.6    Issuance of Stock. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

ARTICLE VIII
LIMITATION ON PREEMPTIVE RIGHTS
No stockholder shall have any preferential or preemptive right to acquire additional shares of Stock, except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

ARTICLE IX
RESTRICTION ON OWNERSHIP, TRANSFER, ACQUISITION,
AND REDEMPTION OF SHARES

9.1    Definitions. For the purposes of this ARTICLE IX, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Common Stock or Preferred Stock by a Person, either (i) directly or (ii) as calculated for purposes of Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own”, “Beneficially Owned” and “Beneficially” shall have the correlative meanings.

“Beneficiary” shall mean any of the Qualified Charitable Organizations which, from time to time, are designated by the Corporation to be a beneficiary of the Trust.

“Constructive Ownership” shall mean ownership of Common Stock or Preferred Stock by a Person, whether the interest in the shares is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” “Constructively Owned” and “Constructively” shall have the correlative meanings.

“Equity Stock” shall mean stock that is either Common Stock or Preferred Stock.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created pursuant to Section 9.11.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder has agreed to comply with the requirements established by the Board of Directors pursuant to Section 9.11 and subject to adjustment pursuant to Section 9.9, the percentage limit established by the Board of Directors pursuant to Section 9.11.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock or Preferred Stock, as the case may be on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over an exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean, in the case of Common Stock, 9.8% in number of shares or value of the outstanding Common Stock (or such other percentage as may be determined by the Board of Directors in accordance with Section 9.9), in the case of Preferred Stock, 9.8% in number of shares or value of the outstanding Preferred Stock (or such other percentage as may be determined by the Board of Directors in accordance with Section 9.9), or in the case of Equity Stock, 9.8% in number of shares or value of the outstanding Equity Stock (or such other percentage as may be determined by the Board of Directors in accordance with Section 9.9). The number and value of shares of the outstanding Common Stock, Preferred Stock or Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) of the Code, which is described in Section 856(h)(3)(A)(ii) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act and shall include any successor (by merger or otherwise) of such entity or group.

“Prohibited Owner” shall mean, with respect to any purported Transfer, other change in the capital structure of the Corporation or other event that results in Excess Stock (as defined below in Section 9.3), any Person who, but for the provisions of Section 9.2, would Beneficially Own or Constructively Own such shares of Excess Stock.

“Qualified Charitable Organization” shall mean (i) any entity which would be exempt from U.S. federal income tax under Section 501(c)(3) of the Code and to which contributions are deductible under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code or (ii) any federal, state or local government entity.

“Restriction Termination Date” shall mean the first (1st) day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer, gift, assignment, devise or other disposition of Equity Stock, (ii) the sale, transfer, gift, assignment, devise or other disposition of any securities (or rights convertible into or exchangeable for Equity Stock) and (iii) any transfer or other disposition of any interest in Equity Stock as a result of a change in the marital status of the holder thereof, and in any case of (i), (ii) and (iii) above, whether voluntary or involuntary, whether such transfer has occurred of record, Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Equity Stock), and whether such transfer has occurred by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any of the trusts created pursuant to Section 9.14.

“Trustee” shall mean the Person or Persons serving as Trustee or Co-Trustees of the Trust pursuant to Section 9.14.

9.2    Ownership Limitation. Subject to the provisions of Section 9.9:

9.2.1 Except as provided in Section 9.11, until the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock, or Equity Stock in excess of the applicable Ownership Limit.

9.2.2 Except as provided in Sections 9.9 and 9.11, until the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Common Stock, Preferred Stock, or Equity Stock in excess of the applicable Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock that would otherwise be Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

9.2.3 Except as provided in Section 9.11, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being Beneficially Owned or Constructively Owned by fewer than one hundred (100) Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock that would otherwise be Beneficially Owned or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

9.2.4 Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code) shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

9.3    Excess Stock.

9.3.1    If, notwithstanding the other provisions contained in this ARTICLE IX, at any time prior to the Restriction Termination Date, there is a purported Transfer, other change in the capital structure of the Corporation or other event such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit then, except as otherwise provided in 9.9 and 9.11, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall constitute “Excess Stock” and be treated as provided in Section 9.14 and all related provisions of this ARTICLE IX. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

9.3.2 If, notwithstanding the other provisions contained in this ARTICLE IX, at any time prior to the Restriction Termination Date, there is a purported Transfer, other change in the capital structure of the Corporation or other event that, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall constitute “Excess Stock” and be treated as provided in Section 9.14 and all related provisions of this ARTICLE IX. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer, change in capital structure or other event.

9.4    Remedies. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer or purported Transfer has taken place in violation of Section 9.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership or Constructive Ownership of any shares of stock of the Corporation in violation of Section 9.2, the Board of Directors or its designee shall, subject to the provisions of Section 9.20, take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that the provisions of this ARTICLE IX shall automatically be effective as provided within ARTICLE IX, irrespective of any action (or inaction) by the Board of Directors.

9.5    Notice to Corporation. Any Person who acquires or attempts to acquire Beneficial Ownership or Constructive Ownership of Equity Stock in violation of Section 9.2, or any Person who is a transferee such that Excess Stock results under Section 9.3, including, without limitation, any Prohibited Owner, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least fifteen (15) days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

9.6    Information for Corporation. Prior to the Restriction Termination Date:

9.6.1 Each Person who is a Beneficial Owner or Constructive Owner of more than five percent (5%) (or such other percentage, between one-half of one percent (0.5%) and five percent (5%), as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Common Stock or Preferred Stock of the Corporation shall, within thirty (30) days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares Beneficially Owned or Constructively Owned of each class of Equity Stock owned and a description of how such shares of Equity Stock are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT.

9.6.2 Each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request at any time in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

9.7    Other Action by Board. Nothing contained in this ARTICLE IX shall, subject to the provisions of Section 9.20, limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

9.8    Ambiguities. In the case of an ambiguity in the application of any of the provisions of this ARTICLE IX, including any definition contained in Section 9.1, the Board of Directors shall have the power, subject to the provisions of Section 9.20, to determine conclusively the application of the provisions of this ARTICLE IX with respect to any situation based on the facts known to it. In the event this ARTICLE IX requires or permits an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE IX.

9.9    Change in Ownership Limit. Subject to the limitations provided in Sections 9.10 and 9.20, the Board of Directors may from time to time, in its sole discretion, decrease or increase any Ownership Limit; provided, however, that a decreased Ownership Limit will not be effective for a Person whose percentage ownership of Common Stock, Preferred Stock, or Equity Stock is in excess of the applicable Ownership Limit, as decreased pursuant to this Section 9.9, until such time as such Person's percentage ownership of such Common Stock, Preferred Stock, or Equity Stock equals or falls below the applicable decreased Ownership Limit, provided, further, however that until such time as such Person's percentage of Common Stock, Preferred Stock, or Equity Stock falls below the applicable decreased Ownership Limit, any further Transfer of Common Stock, Preferred Stock, or Equity Stock for which such Person is the Prohibited Owner will be in violation of such Ownership Limit.

9.10    Limitations on Changes in Ownership Limits.

9.10.1 No Ownership Limit may be increased if, after giving effect to such increase, any five (5) Persons each of whom is treated as an individual for purposes of Section 542(a) of the Code (determined by taking into account Section 856(h)(3)(A) of the Code) could Beneficially Own or Constructively Own, in the aggregate, more than forty-nine and one-half percent (49.5%) in number or value of the outstanding shares of Equity Stock.

9.10.2 Prior to the modification of any Ownership Limit pursuant to Sections 9.9 or 9.10, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, if any, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

9.10.3 The applicable Ownership Limit cannot be increased to a percentage in excess of nine and eight-tenths percent (9.8%).

9.11    Exemptions by the Board. The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 9.2 and may establish an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings, if any, as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT and is otherwise in the best interests of the Corporation. Prior to granting any exemption, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine that granting the exemption will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt or any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption.

9.12    Legend. Until the Restriction Termination Date, each share of Equity Stock, and any certificates or other documents, certificates or agreements evidencing securities or rights convertible into or exchangeable for Equity Stock, issued on or after May 9, 2013 shall bear substantially the following legend:

9.12.1 The shares of Equity Stock or other securities represented by this certificate are subject to restrictions on Transfer and ownership for the purpose, among others, of the Corporation's maintenance of its qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time. No Person may (i) Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock or Equity Stock in excess of 9.8% (or such other percentage as may be determined by the Board of Directors as provided in the Corporation's Charter) of the outstanding Common Stock, Preferred Stock or Equity Stock of the Corporation, (ii) Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock or Equity Stock which would result in the Equity Stock being Beneficially Owned or Constructively Owned by fewer than one hundred (100) Persons or (iii) Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock or Equity Stock which would result in the Corporation being “closely held” under Section 856(h) of the Code. If the restrictions on Transfer are violated, the Transfer shall be void ab initio and, if the restrictions on Transfer or ownership are violated, any or all of the shares of stock represented hereby shall be deemed Excess Stock and shall be transferred to the Trustee to be held in trust for the benefit of one or more Qualified Charitable Organizations. In addition, any Person who attempts to Beneficially Own or Constructively Own shares of Common Stock, Preferred Stock or Equity Stock in excess of the above limitation must immediately give written notice to the Corporation of such event. All capitalized terms in this legend have the meanings defined in the Corporation's charter, a copy of which, including the restrictions on Transfer and ownership, will be sent without charge to each stockholder who so requests, within five business days after receipt of a written request therefor.”

9.13    Severability. If any provision of this ARTICLE IX or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. If any of the restrictions on Transfer or ownership set forth in this ARTICLE IX are determined to be void, invalid or unenforceable by any court with jurisdiction over the issue, then the Prohibited Owner may be deemed, at the election of the Board of Directors in its sole discretion, to have acted as an agent of the Corporation in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Corporation.

9.14    Trust for Excess Stock. Upon any Transfer or purported Transfer, change in capital structure or other event that results in Excess Stock pursuant to Section 9.2, such Excess Stock shall be deemed to have been transferred to the Trustee (who shall be unaffiliated with the Corporation and the Prohibited Owner) as trustee of the Trust for the exclusive benefit of one or more Qualified Charitable Organizations as are designated from time to time by the Board of Directors in its sole discretion with respect to such Excess Stock. Shares of Excess Stock held in trust shall be issued and outstanding stock of the Corporation. The Prohibited Owner shall have no rights in such Excess Stock, except such rights to certain proceeds upon Transfer of shares of Excess Stock or upon any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation as are expressly set forth in Sections 9.6 and 9.18.

9.15    Dividends with Respect to Excess Stock. Any dividend or distribution (whether taxable as a dividend, return of capital or otherwise) paid with respect to Excess Stock shall be paid to the Trustee on behalf of the Trust. Any dividend or distribution paid with respect to Excess Stock prior to the discovery by the Corporation that shares of Common Stock and/or Preferred Stock have come to constitute Excess Stock shall be repaid to the Corporation by the Prohibited Owner. Any dividend or distribution declared but unpaid as of the Corporation's discovery that shares of Common Stock and/or Preferred constitute Excess Stock shall be rescinded as void ab initio with respect to the Prohibited Owner. Any dividends so repaid or rescinded shall be paid to the Trustee on behalf of the Trust. The Trustee shall distribute to the Beneficiary of the Trust any such dividends or distributions received with respect to Excess Stock.

9.16    Liquidation Distributions for Excess Stock. The Trustee, as holder of the Excess Stock in trust, shall distribute any assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation to the Prohibited Owner and the Qualified Charitable Organizations which are Beneficiaries as provided in this Section 9.16. The Prohibited Owner shall receive the lesser of (i) the price per share that such Prohibited Owner paid for the Common Stock or Preferred Stock, as the case may be, in any purported Transfer that resulted in the

Excess Stock or, if the Prohibited Owner did not give value for such Excess Stock (through a gift, assignment, devise or other disposition), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock, and (ii) the amount per share received by the Trustee in respect of the Excess Stock in such liquidation, dissolution or winding up of, or distribution of the assets of, the Corporation. Any proceeds in excess of the amount payable to the Prohibited Owner shall be payable to the Trustee for the benefit of the Beneficiary.

9.17    Voting Rights for Excess Stock. A Prohibited Owner of Excess Stock shall be deemed to have given the Trustee an irrevocable proxy to vote the shares of Excess Stock. Any vote made by a Prohibited Owner with respect to Excess Stock prior to the discovery by the Corporation that shares of Common Stock and/or Preferred Stock constitute Excess Stock shall be rescinded as void ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all of the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Prohibited Owner shall not be rescinded. Notwithstanding the provisions of this ARTICLE IX, until the Corporation has received notification that Excess Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing the list of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

9.18    Transferability of Excess Stock. Excess Stock shall be transferable only as provided in this Section 9.18. Within twenty (20) days of receiving notice from the Corporation, the Trustee of the Trust shall Transfer the shares of Excess Stock held in Trust, to a person designated by the Trustee whose ownership of the Excess Stock will not violate the ownership limitations set forth in Section 9.2. Upon the Transfer, the interest of the Beneficiary in the shares of Excess Stock sold shall terminate and, the proceeds of the sale shall be payable to the Prohibited Owner and the Beneficiary as provided in this Section 9.18. The Prohibited Owner shall receive an amount equal to the product of the number of shares of Excess Stock so Transferred multiplied by the lesser of (i) the price per share that such Prohibited Owner paid for the Common Stock or Preferred Stock, as the case may be, in any purported Transfer that resulted in the Excess Stock or, if the Prohibited Owner did not give value for such Excess Stock (through a gift, assignment, devise or other disposition), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares of Excess Stock held by the Trust. Any proceeds in excess of the amount payable to the Prohibited Owner shall be payable to the Beneficiary. The Trustee shall be under no obligation to obtain the highest possible price for the Excess Stock. Prior to the Transfer of any Excess Stock held by the Trust, the Trustee shall give advance written notice to the Corporation of the intended Transfer and the Corporation must have waived in writing its purchase rights under Section 9.19 or such rights must have expired unexercised. Any Transfer in violation of the foregoing shall be void ab initio. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee, such shares are sold by the Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust, and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9.18, such excess shall be paid to the Trustee upon demand for the benefit of the Beneficiary.

9.19    Call by Corporation on Excess Stock. Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the Transfer that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price of the Common Stock or Preferred Stock constituting such Excess Stock on the date the Corporation, or its designee, accepts such offer. The

Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Transfer that resulted in such Excess Stock and (y) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 9.5, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 9.18.

9.20    Transactions Effected on the New York Stock Exchange. Nothing in this ARTICLE IX shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE IX.

9.21    Underwritten Offerings. The Ownership Limit shall not apply to the acquisition of Equity Stock or rights, options or warrants for, or securities convertible into, Equity Stock by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Equity Stock or rights, options or warrants for, or securities convertible into, Equity Stock.

9.22    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE IX.

9.23        Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE X
RIGHTS AND POWERS OF CORPORATION,
BOARD OF DIRECTORS AND OFFICERS

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

10.1    Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director of officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested Director, officer or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation.

10.2    The Corporation reserves the right, from time to time, to make any amendment to its Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding Stock.

10.3    Except as otherwise provided in the Articles of Incorporation or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except only for those that are by law, these Articles of Incorporation or the Bylaws of the Corporation, conferred upon or reserved to the stockholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

10.3.1 To borrow and raise money, without limit and upon any terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption or guaranty of bonds, debentures, notes or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

10.3.2 To make, alter, amend, change, add to or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws adopted by the Board of Directors pursuant to Section 2-109 of the Maryland General Corporation Law; and

10.3.3 To the extent permitted by law, to declare and pay dividends or other distributions to the stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any stockholder.

ARTICLE XI
INDEMNIFICATION

The Corporation shall have the power to indemnify, by express provision in its Bylaws, by agreement or by majority vote of either its stockholders or disinterested Directors, any one or more of the following classes of individuals: (1) present or former Directors of the Corporation, (2) present or former officers of the Corporation, (3) present or former agents and/or employees of the Corporation, (4) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation or other employee benefit plan maintained by the Corporation and (5) persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprise. However, the Corporation shall not have the power to indemnify any person to the extent such indemnification would be contrary to Section 2-418 of the Maryland General Corporation Law or any other applicable statute, rule or regulation.

ARTICLE XII
LIMITATION OF LIABILITY

To the full extent permitted under the Maryland General Corporation Law as in effect on the date of filing these Articles of Incorporation or as the Maryland General Corporation Law is thereafter amended from time to time, no Director or officer shall be liable to the Corporation for money damages for any breach of any duty owed by such Director or officer to the Corporation. Neither the amendment or repeal of this Article, nor the adoption of any other provision in these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

THIRD: That the Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted resolutions setting forth proposed amendments to the charter, declaring said amendments to be advisable and directing that said amendments be submitted for consideration by the stockholders.

FOURTH: That the stockholders of the Corporation, by unanimous consent, approved said amendments.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 9th day of June, 1994, and its said President acknowledges under the penalties of perjury that these Amended and Restated Articles of Incorporation are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

FIRST INDUSTRIAL REALTY TRUST, INC.
By: /s/ Michael T. Tomasz

.
Name: Michael T. Tomasz
Title: President and Chief
Executive Officer
Attest:
By: /s/ Michael W. Brennan .
Name: Michael W. Brennan
Title: Assistant Secretary